Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Pretium Resources Inc.’s registration statement on Form F-10 (File No. 333-179726) of our Auditor’s Report dated March 6, 2012 relating to Pretium Resources Inc.’s Consolidated Financial Statements as at December 31, 2011 and December 31, 2010 and for the year ended December 31, 2011 and the period from the date of incorporation on October 22, 2010 to December 31, 2010, which appears in Pretium Resources Inc.'s Amendment No. 1 to the Annual Report on Form 40-F for the year ended December 31, 2011.

We also consent to the reference to us under the headings “Interest of Experts” contained in such F-10.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, British Columbia

March 19, 2012